Exhibit 99.5

Unaudited Pro Forma Combined Condensed Financial Statements of Citadel

The unaudited pro forma combined condensed financial statements do not indicate what the financial position or the results of operations of Citadel Broadcasting Corporation (“Citadel”) would have been had the merger of Alphabet Acquisition Corp. (“Alphabet Acquisition”) with and into ABC Radio Holdings Inc., f/k/a ABC Chicago FM Radio, Inc. (“ABC Radio Holdings”), resulting in ABC Radio Holdings becoming a direct, wholly-owned subsidiary of Citadel (the “Merger”) occurred as of the date or for the periods presented. They also do not indicate what the financial position or future results of operations of Citadel will be. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies as a result of the Merger or for any potential inefficiencies or loss of synergies that may result from the Merger.

The unaudited pro forma combined condensed financial statements were prepared in order to adjust the historical financial statements of Citadel to reflect the transactions contemplated by the Agreement and Plan of Merger, dated as of February 6, 2006, by and among The Walt Disney Company (“Disney”), ABC Radio Holdings, Citadel and Alphabet Acquisition, as amended November 19, 2006 (the “Merger Agreement”), including the issuance of shares of Citadel common stock to Disney stockholders, the combination of Citadel’s business with the ABC Radio Network business and 22 ABC Radio Group stations (the “ABC Radio Business”) and the refinancing of certain outstanding indebtedness.

The Citadel unaudited pro forma combined condensed balance sheet as of March 31, 2007 assumes that the Merger occurred as of that date, and the unaudited pro forma combined condensed statements of operations for the year ended December 31, 2006 and the quarter ended March 31, 2007 assume that the Merger occurred as of January 1, 2006. We derived the historical financial data for the year ended December 31, 2006 from the audited financial statements included in Citadel’s annual report on Form 10-K. We derived the historical financial data as of and for the three months ended March 31, 2007 from the unaudited financial statements included in Citadel’s quarterly report on Form 10-Q for the period ended March 31, 2007. The following unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements referenced in this paragraph and the unaudited pro forma combined condensed financial statements of the ABC Radio Business.

Statement of Financial Accounting Standards (SFAS) No. 141 (“SFAS 141”), Business Combinations, requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquirer. In a business combination effected through an exchange of equity interests, such as the merger transaction between ABC Radio Holdings and Alphabet Acquisition, the entity that issues the shares (Citadel in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•

The relative voting interests in the combined entity after the combination. In this case stockholders of Disney, the sole stockholder of ABC Radio Holdings, received approximately 57% of the equity ownership and associated voting rights in Citadel.

•

The composition of the governing body of the combined entity. In this case the composition of the board of directors of Citadel is comprised of the members of the board of directors of Citadel immediately prior to the consummation of the Merger.

•

The composition of the senior management of the combined entity. In this case, the senior management of Citadel is comprised of the members of senior management of Citadel immediately prior to consummation of the Merger.

•

The existence of large minority voting interest when no other stockholder has a significant interest. In this case, the principal Citadel stockholders hold an approximate 29% voting interest of the outstanding Citadel common stock after the Merger, which we believe is larger than that of any other holder.

While ABC Radio Holdings is the legal acquirer and surviving company in the Merger with Alphabet Acquisition, Citadel is the accounting acquirer in this combination based on the facts and circumstances outlined above. As of June 12, 2007, the date of consummation of the Merger, Citadel will apply purchase accounting to the assets and liabilities of ABC Radio Holdings and the historical financial statements of the combined company will be those of Citadel.

In accordance with SFAS 141, the Merger will be treated as a purchase of the ABC Radio Business by Citadel as the accounting acquirer. Accordingly, goodwill arising from the Merger will be determined as the excess of the purchase price for the ABC Radio Business over the fair value of its net assets. The preliminary adjustments to net assets and goodwill as presented in these unaudited pro forma combined condensed financial statements are based upon various estimates. Final determination of the allocation of the purchase price is expected to be based on the estimated fair value of assets acquired and liabilities assumed as of the closing date of the Merger. See additional discussion in note (2) to the following unaudited pro forma combined condensed financial statements.

The pro forma adjustments for the periods presented reflect increased interest expense expected to be incurred after giving effect to the refinancing, prior to the date that is four weeks after the initial funding, which is referred to as the conversion date, of the $1.35 billion ABC Radio Holdings debt incurred prior to the Merger, as well as the refinancing of Citadel’s existing credit facility. The pro forma adjustments for the periods presented assume that Citadel’s 1.875% convertible subordinated notes remain outstanding. See further discussion in “Items Not Reflected in the Unaudited Pro Forma Combined Financial Statements—Refinancing of Convertible Notes Outstanding” in the notes to the following unaudited pro forma combined condensed financial statements.

WE ARE PROVIDING THESE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS FOR ILLUSTRATIVE PURPOSES ONLY, AND THIS INFORMATION SHOULD NOT BE RELIED UPON FOR PURPOSES OF MAKING ANY INVESTMENT OR OTHER DECISIONS. CITADEL AND THE ABC RADIO BUSINESS MAY HAVE PERFORMED DIFFERENTLY HAD THEY BEEN COMBINED DURING THE PERIODS PRESENTED. YOU SHOULD NOT RELY ON THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS AS BEING INDICATIVE OF THE RESULTS THAT WOULD HAVE BEEN ACHIEVED HAD CITADEL AND THE ABC RADIO BUSINESS BEEN COMBINED DURING THE PERIODS PRESENTED OR OF THE FUTURE RESULTS OF OPERATIONS OR FINANCIAL POSITION OF THE ABC RADIO BUSINESS, CITADEL OR THE COMBINED COMPANY.

CITADEL

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF MARCH 31, 2007

(in thousands, except share data)

	Citadel Historical	Special Distribution		Citadel, as Adjusted	ABC Radio Business Pro Forma for the Separation	Merger Combination Adjustments		Combined Company, as Adjusted	Adjustments for Citadel Refinancing and Other		Combined Company, as Further Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$3,310	$276,667	(1)	$3,310	$1,332	$—		$4,642	$2,135,000	(8)	$30,334
		(276,667	)(1)						(1,350,000	)(9)
									(35,350	)(8)
									(723,958	)(10)
Accounts receivable, net	65,628	—		65,628	95,368	—		160,996	—		160,996
Prepaid expenses and other current assets (including deferred income tax assets)	10,711	—		10,711	16,683	—		27,394	—		27,394

Total current assets	79,649			79,649	113,383	—		193,032	25,692		218,724
Property and equipment, net	79,406	—		79,406	57,759			137,165	—		137,165
FCC licenses	1,327,305	—		1,327,305	479,674	960,626	(2)(5)	2,767,605	—		2,767,605
Goodwill	639,747	—		639,747	894,915	(1,041,826	)(2)(5)	2,061,007	—		2,061,007
						420,898	(3)
						(1,115	)(4)
						1,097,890	(5)
						17,628	(19)
						24,350	(8)
						8,520	(6)
Other intangible assets	—	—		—	—	81,200	(2)(5)	81,200	—		81,200
Other assets, net	33,847	—		33,847	23,781	(8,520	)(6)	49,108	33,450	(10)	61,128
									(20,875	)(16)
									(555	)(11)

Total assets	$2,159,954	—		$2,159,954	$1,569,512	$1,559,651		$5,289,117	$37,712		$5,326,829

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities:
Accounts payable accrued liabilities and other liabilities	$31,039	$—		$31,039	$51,096	$24,350	(8)	$106,485	$(20,875	)(16)	$50,260
									(24,350	)(8)
									(11,000	)(8)
Current portion of senior debt	—	—		—	28,500	688,667	(7)	717,167	(688,667	)(10)	—
									(28,500	)(9)

Total current liabilities	31,039	—		31,039	79,596	713,017		823,652	(773,392)		50,260
Long-term liabilities:
Senior debt, net of current portion	412,000	276,667	(1)	688,667	1,071,500	(688,667	)(7)	1,071,500	2,135,000	(8)	2,135,000
									(1,071,500	)(9)
Subordinated debt	—	—		—	250,000	—		250,000	(250,000	)(9)	—
Convertible subordinated notes	328,090	—		328,090	—	—		328,090	—		328,090
Other long-term liabilities, less current portion	19,963	—		19,963	563	—		20,526	—		20,526
Deferred income tax liabilities	272,244	—		272,244	166,738	420,898	(3)	859,880	(231	)(11)	859,649

Total liabilities	1,063,336	276,667		1,340,003	1,568,397	445,248		3,353,648	39,877		3,393,525

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value - authorized 200,000,000 shares; no shares issued or outstanding, all as of March 31, 2007 historical	—	—		—	—	—		—	—		—
Common stock, $.01 par value - authorized, 500,000,000 shares, issued, 138,947,785; outstanding, 112,383,856, all as of March 31, 2007 historical	1,389	—		1,389	—	1,517	(5)	2,906	—		2,906
Additional paid-in capital	1,568,062	(276,667	)(1)	1,291,395	—	1,096,373	(5)	2,405,396	—		2,405,396
						17,628	(19)
Treasury stock, at cost, 26,563,929 shares at March 2007 historical	(340,641)	—		(340,641)	—	—		(340,641)			(340,641)
Group equity	—	—		—	1,115	(1,115	)(4)	—	—		—
Accumulated deficit	(132,192)	—		(132,192)	—	—		(132,192)	(324	)(11)	(134,357)
									(1,841	)(18)

Total shareholders’ equity	1,096,618	(276,667)		819,951	1,115	1,114,403		1,935,469	(2,165)		1,933,304

Total liabilities and shareholders’ equity	$2,159,954	$—		$2,159,954	$1,569,512	$1,559,651		$5,289,117	$37,712		$5,326,829

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements of Citadel

CITADEL

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands, except per share data)

	Citadel Historical	Special Distribution		Citadel, as Adjusted	ABC Radio Business Pro Forma for the Separation	Merger Combination Adjustments	Combined Company, as Adjusted	Adjustments for Citadel Refinancing		Combined Company, as Further Adjusted
Net broadcasting revenue	$432,930	$—		$432,930	$552,822	$—	$985,752	$—		$985,752
Operating Expenses:
Operating expenses	247,070	—		247,070	365,116	—	612,186	—		612,186
Corporate general and administrative	30,287	—		30,287	—	—	30,287	—		30,287
Allocated general and administrative expenses	—	—		—	22,957	—	22,957	—		22,957
Asset impairment	174,049	—		174,049	4,662	—	178,711	—		178,711
Depreciation and amortization	16,740	—		16,740	7,851	23,500 (2)	48,091	—		48,091

Operating expenses	468,146	—		468,146	400,586	23,500	892,232	—		892,232

Operating (loss) income	(35,216)	—		(35,216)	152,236	(23,500)	93,520	—		93,520
Interest expense, net	32,911	17,140	(1)	50,051	115,700	—	165,751	(1,449	)(12)(13)	163,846
								(4,700	)(12)(16)
								4,244	(12)(14)

(Loss) income before income taxes	(68,127)	(17,140)		(85,267)	36,536	(23,500)	(72,231)	1,905		(70,326)
Income tax (benefit) expense	(20,113)	(6,734	)(15)	(26,847)	14,630	(9,233)	(21,450)	748	(15)	(20,702)

Net (loss) income	$(48,014)	$(10,406)		$(58,420)	$21,906	$(14,267)	$(50,781)	$1,157		$(49,624)

Net (loss) income per share – basic	$(0.43)	$(0.09)		$(0.52)			$(0.19)	$—		$(0.19)

Net (loss) income per share – diluted	$(0.43)	$(0.09)		$(0.52)			$(0.19)	$—		$(0.19)

Weighted average common shares outstanding:
Basic	111,453			111,453		151,707 (5)	263,160			263,160

Diluted (17)	111,453			111,453		151,707 (5)	263,160			263,160

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements of Citadel

CITADEL

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2007

(in thousands, except per share data)

	Citadel Historical	Special Distribution		Citadel, as Adjusted	ABC Radio Business Pro Forma for the Separation	Merger Combination Adjustments	Combined Company, as Adjusted		Adjustments for Citadel Refinancing		Combined Company, as Further Adjusted
Net broadcasting revenue	$92,920	$—		$92,920	$120,972	$—	$213,892		—		$213,892
Operating Expenses:		—							—
Operating expenses	54,324	—		54,324	93,036	—	147,360		—		147,360
Corporate general and administrative	10,218	—		10,218	—	—	10,218		—		10,218
Allocated general and administrative expenses	—	—		—	5,391	—	5,391		—		5,391
Depreciation and amortization	2,804	—		2,804	1,853	6,900 (2)	11,557		—		11,557

Operating expenses	67,346	—		67,346	100,280	6,900	174,526		—		174,526

Operating income (loss)	25,574			25,574	20,692	(6,900)	39,366				39,366
Interest expense, net	7,474	4,285	(1)	11,759	29,600	—	41,359		(1,343	)(12)(13)	39,877
									(1,200	)(16)
									1,061	(14)

Income (loss) before income taxes	18,100	(4,285)		13,815	(8,908)	(6,900)	(1,993)		1,482		(511)
Income tax expense (benefit)	11,338	(1,684	)(15)	9,654	(3,580)	(2,711)	3,363		582	(15)	3,945

Net income (loss)	$6,762	$(2,601)		$4,161	$(5,328)	$(4,189)	$(5,356)		$900		$(4,456)

Net income (loss) per share – basic	$0.06	$(0.02)		$0.04			$(0.02)		$—		$(0.02)

Net income (loss) per share – diluted	$0.06	$(0.02)		$0.04			$(0.02)		$—		$(0.02)

Weighted average common shares outstanding
Basic	110,489			110,489		151,707 (5)	262,196				262,196

Diluted	124,359			124,359		151,707 (5)	262,196	(17)			262,196	(17)

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements of Citadel

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS OF CITADEL

(1)	Pursuant to the Merger Agreement, Citadel paid a special distribution to pre-merger Citadel stockholders of record on June 8, 2007. Neither Disney stockholders nor ABC Radio Holdings stockholders received the special distribution. In accordance with the collar mechanism contained in the Merger Agreement and the Separation Agreement, dated as of February 6, 2006, by and between Disney and ABC Radio Holdings, as amended November 19, 2006, the amount of the special distribution was $2.4631 per share, calculated on a partially diluted basis that included some shares of Citadel common stock that were issuable upon the exercise or conversion of other securities based on the number of Citadel shares of common stock deemed outstanding for purposes of these calculations as of June 8, 2007. For purposes of Citadel’s pro forma financial statements, the special distribution that Citadel paid to its pre-merger stockholders and holders of restricted stock units is assumed to be $2.4631 per share, or approximately $276.5 million in the aggregate.

As described more fully in note (8) below, Citadel has received debt financing in connection with the Merger, and the amount of this financing includes the aggregate amount paid for the special distribution. For purposes of separately presenting the amount of interest expense associated with the special distribution, the terms of the assumed underlying financing were based on those stipulated in Citadel Broadcasting Company’s existing credit facility, which we believe would approximate the amount to be incurred should such credit facility be modified for the special distribution. Accordingly, estimated incremental interest expense to be incurred as a result of financing the special distribution is approximately $17.1 million and approximately $4.3 million for the year ended December 31, 2006 and the quarter ended March 31, 2007, respectively, and is calculated using approximately 6%. The effect of assuming that all of Citadel’s existing debt, including the ABC Radio Holdings debt, is refinanced is reflected in the column titled “Combined Company, as Further Adjusted” in the accompanying unaudited pro forma combined condensed financial statements. See note (7) for further discussion of Citadel Broadcasting Company’s existing credit facility and the payment of the special distribution.

Interest expense could further increase as discussed in “Items Not Reflected in the Unaudited Pro Forma Combined Condensed Financial Statements—Refinancing of Convertible Notes Outstanding.”

(2)	As more fully described in “Unaudited Pro Forma Combined Condensed Financial Statements of Citadel,” Citadel is the acquirer for financial accounting purposes. In conjunction with Citadel’s acquisition of the assets of ABC Radio Holdings, the amounts of Federal Communications Commission (“FCC”) licenses and other intangible assets obtained will be recorded at their estimated fair values at June 12, 2007, the date of the Merger. The total fair value has been initially allocated to FCC licenses and other customer-related intangible assets based on preliminary estimates. The final determination of the fair market value of assets acquired and liabilities assumed and final allocation of the purchase price may differ significantly from the amounts included in these unaudited pro forma combined condensed financial statements. There can be no assurance that such adjustments will not be material.

The adjustments to increase pro forma amortization expense by approximately $23.5 million and $6.9 million for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively, are based on the preliminary allocation of approximately $81.2 million to certain customer-based intangible assets that are being amortized in relation to the economic benefits of such asset over a total estimated useful life of approximately seven years (see note (5)). See related discussion in “Items Not Reflected in the Unaudited Pro Forma Combined Condensed Financial Statements—Intangible Assets and Goodwill.”

(3)	This amount represents the incremental deferred tax liability expected to be recognized related to the temporary difference resulting from the estimated adjustment to the values of FCC licenses and other customer-based intangibles discussed in note (2) above. The amount was calculated utilizing a combined federal and state statutory tax rate of 40.4%.

(4)	This amount represents the elimination of the ABC Radio Business’ group equity, as adjusted for the separation from Disney.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS OF CITADEL—(Continued)

(5)	The number of shares that Citadel issued in exchange for shares of ABC Radio Holdings common stock in connection with the Merger is based on the number of Citadel shares outstanding as of the collar measurement date (assumed for these purposes to be June 12, 2007, the closing date of the transaction), determined on a partially diluted basis as agreed to in the Merger Agreement, which includes some shares of Citadel common stock that are issuable upon the exercise or conversion of other securities. Based on the terms of the Merger Agreement and the number of Citadel shares deemed for these purposes to be outstanding as of June 8, 2007, Citadel issued an additional 151,707,199 shares of common stock in the Merger. In accordance with Emerging Issues Task Force Issue No. 99-12 (“EITF 99-12”), Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, the date to be utilized for financial accounting purposes to value the shares of Citadel common stock issued in the Merger that are determined based on a formula and whose quantity can vary based on the average closing price of Citadel common stock is the date on which the average stock price dropped below the collar range prior to June 12, 2007, the closing date (assuming that the average stock price remains below this threshold through the closing date). For purposes of determining the fair value of the shares of Citadel common stock issued, Citadel has calculated the price of $7.2369 per share based on $9.70, the average price two days before and two days after the date on which Citadel’s stock price fell outside the collar range, less the special distribution of $2.4631 per share.

The purchase price has been initially allocated in the pro forma financial statements as shown below based on preliminary estimates.

Description	In thousands, except per share amounts
Number of shares of Citadel common stock to be issued pursuant to the formula contained in the Merger Agreement:	151,707
Estimated per share value of Citadel common stock to be issued	$7.2369

Estimated aggregate value of Citadel common stock issued	$1,097,890
Estimated aggregate value of converted Disney equity awards outstanding	17,628
Deferred financing costs and certain transaction expenses	66,320

Total consideration issued and costs incurred	$1,181,838

Current assets	$113,383
Property and equipment, net	57,759
FCC licenses	1,440,300
Other intangible assets	81,200
Other assets, net	36,356
Accounts payable, accrued liabilities and other liabilities	(30,221)
Debt to be assumed by Citadel	(1,350,000)
Other long term liabilities	(563)
Deferred income tax liabilities	(587,636)

Fair value of liabilities assumed in excess of fair value of assets acquired	(239,422)

Goodwill	$1,421,260

(6)	Citadel has incurred approximately $8.5 million in costs related to the Merger as of March 31, 2007, and these amounts have been recorded as other assets, net, on Citadel’s historical financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS OF CITADEL—(Continued)

(7)	If Citadel Broadcasting Company’s existing senior credit facility had not been refinanced at or prior to consummation of the Merger, the debt under that facility could have accelerated as a result of the Merger.

(8)	On December 20, 2006, Citadel, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. signed a commitment letter, which formed the basis for the final credit agreement dated as of June 12, 2007 (the “credit agreement” or “Citadel’s credit agreement”), regarding the indebtedness incurred by Citadel in connection with the Merger. The credit agreement provides debt financing in connection with the payment of the special distribution, the refinancing of Citadel Broadcasting Company’s existing senior credit facility, the refinancing of the ABC Radio Holdings debt, and the completion of the Merger, including deferred financing fees (see note (10) below), the payment of the working capital adjustment payable to Disney (discussed in note (7) to the unaudited pro forma combined condensed financial statements of ABC Radio Holdings for the twelve months ended December 30, 2006 and the three months ended March 31, 2007), a $15 million transaction fee, and other transaction costs estimated at approximately $9.4 million.

On June 12, 2007, Citadel obtained financing in the following forms:

•	six-year tranche A term loans in the amount of $600 million;

•	seven-year tranche B term loans in the amount of $1,535 million; and

•	a six-year revolving credit facility with aggregate availability of up to $200 million.

To the extent that the ABC Radio Holdings debt and Citadel Broadcasting Company’s existing senior credit facility had not been refinanced pursuant to Citadel’s credit agreement, interest expense would have been expected to be approximately the amount reflected in the section titled “Combined Company, as Adjusted” in the accompanying unaudited pro forma combined condensed financial statements, which reflects interest rates then in effect.

As a result of the Merger and related refinancing, the contractual commitments of the combined company increased significantly. The table below reflects Citadel’s significant contractual obligations and other commercial commitments on a pro forma basis as of March 31, 2007:

Pro Forma Contractual Commitments	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
	(in millions)
Senior debt	$—	$—	$180.7	$1,954.3	$2,135.0
Convertible subordinated notes(1)	—	—	330.0	—	330.0
Interest payments on convertible notes	6.2	12.4	6.2	—	24.8
Variable interest payments(2)	149.4	298.8	287.1	220.4	955.7
Sports broadcasting and employment contracts	117.0	155.5	48.7	13.7	334.9
Long-term network affiliate agreements	16.3	7.3	0.2	—	23.8
Operating leases	18.8	34.4	26.7	46.9	126.8
Other contractual obligations	15.7	24.2	4.0	0.2	44.1

	$323.4	$532.6	$883.6	$2,235.5	$3,975.1

(1)	See further discussion in “Items Not Reflected in the Unaudited Pro Forma Combined Condensed Financial Statements—Refinancing of Convertible Notes Outstanding.”

(2)	The amounts expected to be paid on the tranche A and B term loans are estimated based on variable interest rates in effect as of June 25, 2007.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS OF CITADEL—(Continued)

(9)	As further discussed in note (8) above, Citadel’s debt financing in connection with the Merger includes the refinancing of the $1.35 billion of the ABC Radio Holdings debt, which is presented in the following line items on the unaudited pro forma combined condensed balance sheet as of March 31, 2007:

(in thousands)
Reduction in current portion of ABC Radio Holdings debt	$28,500
Reduction in ABC Radio Holdings senior debt	1,071,500
Reduction in ABC Radio Holdings subordinated debt	250,000

Reduction in cash and cash equivalents	$1,350,000

(10)	As further discussed in note (8) above, Citadel’s debt financing in connection with the Merger includes the refinancing of Citadel Broadcasting Company’s existing senior credit facility. In addition, Citadel is expected to incur transaction expenses and deferred financing costs of approximately $33 million and pay the tax differential on certain of the special distribution payments as discussed in note (18) below. The following table summarizes such amounts:

(in thousands)
Decrease in current portion of senior debt
Citadel’s existing senior credit facility	$412,000
Citadel’s debt incurred related to special distribution	276,667

Current portion of senior debt	688,667
Tax differential on certain special distribution payments	1,841
Increase in other assets, net, due to incurrence of costs	33,450

Reduction in cash and cash equivalents	$723,958

(11)	In connection with the refinancing of Citadel Broadcasting Company’s existing senior credit facility, the amount of deferred loan costs remaining on the balance sheet as of March 31, 2007 of approximately $0.6 million, net of the related tax impact at Citadel’s incremental rate of 39.3%, is assumed to be written off for purposes of reflecting the unaudited pro forma combined condensed balance sheet as of March 31, 2007. The following table summarizes such amounts as presented in the unaudited pro forma combined condensed balance sheet as of March 31, 2007:

(in thousands)
Reduction in other assets, net, due to write off of remaining net balance of Citadel’s deferred financing costs on existing senior credit facility	$555
Reduction in deferred tax liability	(231)

Decrease in net income recognized in pro forma equity	$324

(12)

The pro forma adjustments for the year ended December 31, 2006 and the quarter ended March 31, 2007 reflect reduced interest expense after giving effect to the refinancing of the $1.35 billion ABC Radio Holdings debt incurred prior to the Merger, as well as the refinancing of Citadel Broadcasting Company’s existing credit facility under the terms described in note (8) above. Based

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS OF CITADEL—(Continued)

on the borrowing terms specified in Citadel’s credit agreement, estimated pro forma interest expense and the related pro forma adjustment were calculated as follows:

Year Ended December 31, 2006:

Debt Facility	Balance (in thousands)	Applicable Base Rate	Underlying Interest Rate (including applicable borrowing margin)	Estimated Interest Expense (in thousands)
Tranche A Term Loans	$600,000	One-month LIBOR as of June 25, 2007	6.82%	$40,900
Tranche B Term Loans	1,535,000	One-month LIBOR as of June 25, 2007	7.07%	108,500
Annual administration and commitment fees				900

Interest expense on new financing				150,300
Amortization of deferred financing costs				5,000
Other interest expense, including interest expense related to convertible subordinated notes and amortization of related deferred financing costs				8,600

Total pro forma interest expense				$163,900

Three Months Ended March 31, 2007:

Debt Facility	Balance (in thousands)	Applicable Base Rate	Underlying Interest Rate (including applicable borrowing margin)	Estimated Interest Expense (in thousands)
Tranche A Term Loans	$600,000	One-month LIBOR as of June 25 2007	6.82%	$10,200
Tranche B Term Loans	1,535,000	One-month LIBOR as of June 25, 2007	7.07%	27,100
Annual administration and commitment fees				200

Interest expense on new financing				37,500
Amortization of deferred financing costs				1,300
Other interest expense, including interest expense related to convertible subordinated notes and amortization of related deferred financing costs				1,100

Total pro forma interest expense				$39,900

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS OF CITADEL—(Continued)

(13)	Certain factors implicit in the terms of the senior and subordinated debt instruments related to Citadel’s refinancing as described in note (8) above could cause estimated interest expense incurred to vary as described below, and these amounts are not reflected in the unaudited pro forma combined condensed financial statements presented.

The interest rates applicable to each debt instrument will vary based on the underlying applicable base rate. Assuming a hypothetical increase in overall interest rates of 100 basis points applied to the average debt balances expected to be outstanding, interest expense would increase by approximately $21.4 million and $5.3 million for the year ended December 31, 2006 and the quarter ended March 31, 2007, respectively, and net income would decrease for the year and the quarter by approximately $13.0 million and $3.2 million, respectively.

As discussed in note (6) to the unaudited pro forma combined condensed financial statements of ABC Radio Holdings for the twelve months ended December 30, 2006 and the three months ended March 31, 2007, several factors implicit in the terms of the senior and subordinated debt instruments described in the ABC Radio Holdings credit agreement with JPMorgan Chase Bank, N.A. dated as of June 5, 2007 could cause estimated interest expense incurred on the ABC Radio Holdings debt to vary, and these amounts are not reflected in the unaudited pro forma combined condensed financial statements presented. See additional discussion of ABC Radio Holdings debt and the underlying terms and conditions as set forth in note (6) to the unaudited pro forma combined condensed financial statements of ABC Radio Holdings.

(14)	As more fully discussed in note (10) above, Citadel incurred approximately $33.0 million in transaction expenses and deferred financing costs associated with its refinancing of debt. Based on the maturity dates of the underlying debt facilities contemplated by Citadel’s credit agreement, the amortization of these deferred costs would result in interest expense of approximately $5.0 million annually and approximately $1.3 million per quarter. The pro forma adjustment presented (of approximately $4.2 million and approximately $1.1 million for the year ended December 31, 2006 and the quarter ended March 31, 2007, respectively) increases the amount of loan cost amortization recognized in the historical financial statements to the amount expected as a result of additional loan costs to be incurred related to the refinancing of debt.

(15)	The tax effect of the other pro forma adjustments is calculated at a rate of 39.3%.

(16)	As described in note (9) in the notes to the unaudited pro forma combined condensed financial statements of the ABC Radio Business, we have assumed that ABC Radio Holdings would incur approximately $20.9 million in loan costs associated with its debt financing, in the event such debt remained outstanding four weeks after the closing of such financing, which would have been payable on the conversion date. However, since the column titled “Combined Company, as Further Adjusted” in the accompanying unaudited Citadel pro forma financial statements presented assumes that Citadel refinanced the ABC Radio Holdings debt prior to the conversion date, such fees are not payable for purposes of the unaudited pro forma combined condensed balance sheet of Citadel. Additionally, for purposes of the Citadel presentation, the amortization of such loan costs recognized in the ABC Radio Business pro forma financial statements has been reversed to arrive at the figures in the column titled “Combined Company, as Further Adjusted” in the accompanying unaudited pro forma combined condensed statement of operations for the year ended December 31, 2006 and the quarter ended March 31, 2007.

(17)	The effects of certain items, including primarily the conversion of Citadel’s convertible subordinated notes into approximately 13.1 million shares of common stock, were excluded from the calculation of diluted net loss per share for the year ended December 31, 2006 and for the quarter ended March 31, 2007 on a pro forma basis as their effect is antidilutive.

(18)	Citadel pays a senior executive officer of Citadel for the tax differential between ordinary income and dividend income tax rates during the years ended December 31, 2006, 2007 and 2008, in respect of dividends and distributions, if any, the senior executive officer receives in respect of certain unvested/undistributed equity awards. The amount of such payment resulting from Citadel’s payment of the special distribution was $1.8 million and was paid in cash.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS OF CITADEL—(Continued)

(19)	In accordance with the terms of the Merger, each restricted stock unit or option to acquire shares of Disney common stock that was outstanding immediately before the effective time of the Merger and held by an employee of the ABC Radio Business who became an employee of Citadel after the Merger and who chose to have his or her restricted stock unit or option assumed by Citadel was assumed by Citadel and adjusted so that immediately after the effective time of the Merger, each such employee held a restricted stock unit with respect to, or an option to purchase, Citadel common stock. The number of shares of Citadel common stock underlying the converted options and restricted stock units, as well as the exercise price of the converted Disney options, was determined based on a ratio of Disney’s and Citadel’s closing stock prices as set forth in the Merger Agreement. None of the options to purchase Disney common stock or restricted stock units became vested or exercisable as a result of the spin-off or the Merger. As of the closing date, 131 transferred employees of ABC Radio who held Disney’s options or restricted stock units elected to convert such options and restricted stock units in connection with the Merger. These Disney options and restricted stock units that were elected to be converted are no longer exercisable for and/or no longer relate to shares of Disney common stock but, instead, are exercisable for and/or relate to shares of Citadel’s common stock.

As a result of this conversion, Disney options and restricted stock units have been converted into options to purchase approximately 9.2 million shares of common stock, and restricted stock units relating to approximately 3.2 million shares of common stock. In accordance with SFAS No. 123R, Share-Based Payment, and related guidance, vested stock options or awards issued by an acquirer in exchange for outstanding awards held by employees of the acquiree, as well as the value of unvested stock options or awards to the extent that the employee has provided service towards vesting, are considered to be part of the purchase price paid by the acquirer for the acquiree. Based on the application of the underlying guidance, Citadel has determined additional purchase price consideration in the form of the aggregate fair value attributed to the conversion of Disney equity awards of approximately $17.6 million.

Items Not Reflected in the Unaudited Pro Forma Combined Condensed Financial Statements

Refinancing of Convertible Notes Outstanding

On April 24, 2006, Citadel received a letter from an attorney claiming to represent holders of more than $109 million of the $330 million principal amount of Citadel’s convertible subordinated notes that alleged that an event of default has occurred and is continuing under the indenture because of matters relating to the transactions contemplated by the Merger Agreement. Citadel does not believe that any event of default, as defined in the indenture, has occurred or is continuing and does not believe that any of the noteholders have a right to declare obligations under the convertible subordinated notes due and payable. On July 17, 2006, Citadel filed a complaint against certain of the holders of the convertible subordinated notes seeking a judgment declaring that the Merger Agreement and the other agreements relating to the Merger do not constitute a fundamental change for purposes of the indenture. On January 5, 2007, Wilmington Trust Company filed a motion to intervene as a defendant and counter-claim plaintiff in the action. On March 1, 2007, the judge granted Wilmington Trust Company’s motion to intervene as the defendant in the action and dismissed the individual defendants from the action. Citadel filed an amended complaint on March 8, 2007 against the trustee as the defendant in the action. Wilmington Trust Company served counter-claims against Citadel on March 15, 2007. Discovery is ongoing.

If any of the events described in the letters were to be an event of default and were to be continuing, subject to the terms and conditions of the indenture, the trustee under the indenture or holders of at least 25% in aggregate principal amount of the outstanding convertible subordinated notes could declare the principal of and accrued interest of up to a maximum of 9% commencing as of April 24, 2006 through the date of payment on all convertible subordinated notes to be due and payable. If the convertible subordinated notes were to become due and payable, Citadel would seek additional funding in the credit or capital markets, and there can be no assurance that Citadel will be able to obtain financing on terms acceptable to Citadel.

If the convertible subordinated notes are refinanced by Citadel, interest expense would be expected to increase by approximately $20.7 million and approximately $5.2 million for the year ended December 31, 2006 and the quarter ended March 31, 2007, respectively.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS OF CITADEL—(Continued)

Non-recurring Items

Since the following items are not expected to have a continuing impact on Citadel’s results of operations after the Merger, such amount was reflected in the accompanying unaudited pro forma combined condensed balance sheet only:

(1)	write off of deferred loan costs of approximately $0.6 million related to Citadel Broadcasting Company’s existing senior credit facility discussed in note (11) above and

(2)	tax differential payment related to Citadel’s payment of the special distribution as discussed in note (18) above.

However, any write off of loan costs incurred in connection with a debt refinancing or payment of the tax differential between ordinary income and dividend income tax rates paid to a senior executive officer of Citadel would impact net income in the year in which such transactions occur.

Intangible Assets and Goodwill

Intangible assets reflected in the accompanying unaudited pro forma combined condensed financial statements in accordance with the Merger combination adjustments relate primarily to FCC licenses and goodwill, which are not subject to amortization, and customer-related intangible assets, which are amortized over approximately seven years. Pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS No. 141”), other intangible assets shall be recognized if they (i) arise from contractual or other legal rights, regardless of whether those rights are transferable or separable from the ABC Radio Business or from other rights and obligations, or (ii) can be separated or divided from the ABC Radio Business and sold, transferred, licensed, rented, or exchanged, regardless of whether there is an intent to do so. In addition, other intangible assets that may be recognized include trademarks and tradenames, customer-related intangible assets, such as backlog, and contract-based intangible assets, such as advertising contracts, affiliation agreements, lease agreements, or broadcast programming rights. Subsequent to the closing of the Merger, Citadel will determine the final allocation of the purchase price based on the estimated fair value of assets acquired and liabilities assumed as of the closing date of the Merger. Since the other intangible assets discussed above are expected to have definite lives and would be subject to amortization, amortization expense recognized in periods subsequent to the closing of the Merger is expected to increase, which could have a material impact on Citadel’s financial condition or results of operations after the Merger. Citadel estimates that for every $100 million of definite-lived intangible assets that are acquired, amortization expense would increase by approximately $20 million to $33 million annually, and net income would decrease by approximately $12 million to $20 million annually, based on estimated useful lives of such intangibles of three to five years and the straight-line method of amortization. Every additional $100 million of definite-lived intangible assets with useful lives similar to that discussed in note (2) would be expected to increase amortization by approximately $29 million in the first twelve months after acquisition.

Potential Impairment of Indefinite-Lived Intangibles Assets and Goodwill

SFAS No. 142, Goodwill and Other Intangible Assets, requires companies to test FCC licenses on an annual basis and between annual tests if events occur or circumstances change that would, more likely than not, reduce the fair value of FCC licenses below the amount reflected in the balance sheet. SFAS No. 142 also requires companies to test goodwill for each reporting unit on an annual basis and between annual tests if events occur or circumstances change that would, more likely than not, reduce the fair value of goodwill below the amount reflected in the balance sheet. If the fair value for any reporting unit is less than the amount reflected in the balance sheet, an indication exists that the amount of goodwill attributed to a reporting unit may be impaired, and SFAS No. 142 then requires the performance of a second step of the impairment test. In the second step, a company compares the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to the amount reflected in the balance sheet and if lower, records an impairment charge.

On February 6, 2006, Citadel entered into the Merger Agreement with Disney and ABC Radio Holdings. Subsequent to entering into the Merger Agreement, the operating results of the ABC Radio Business declined. The Merger Agreement was subsequently amended as of November 19, 2006. On June 12, 2007, Citadel completed the Merger. FCC licenses and goodwill represent a

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL STATEMENTS OF CITADEL—(Continued)

substantial portion of ABC Radio Holdings’ total assets. The fair value of FCC licenses and goodwill is primarily dependent on the future cash flows expected to be generated by the ABC Radio Business. Because of a decline in the results of operations of the ABC Radio Business, the purchase price multiple implicit in the Merger transaction has increased. If market conditions and operational performance for the respective reporting units within the ABC Radio merged business were to continue to deteriorate or if events occur or circumstances change that would, more likely than not, reduce the fair value of the FCC licenses and goodwill for the respective reporting units below the respective reporting units’ carrying amounts, Citadel may be required to recognize non-cash impairment charges in future periods, which could have a material adverse impact on Citadel’s financial condition or results of operations.

Recognition of Liabilities to be Incurred in Connection with the Merger

The accompanying unaudited pro forma combined condensed financial statements do not reflect any estimated liabilities related to the potential relocation or termination of employees in connection with the Merger since the criteria specified in EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, have not been met. Citadel’s senior management is expected to engage in ongoing assessments of potential organizational changes, but amounts of such activities can not be reasonably estimated at this time. This process is expected to be finalized as soon as practicable after the closing of the Merger. Since any liabilities that may be incurred and associated with restructuring actions to be taken by management of Citadel subsequent to the Merger would not be recurring, these amounts are not presented in the accompanying unaudited pro forma combined condensed financial statements.

Income Tax Considerations

The combined company’s state tax rate could increase subsequent to the closing of the Merger as a result of a change in the jurisdictions in which the combined company will conduct its business. As a result, Citadel is assessing whether a higher state tax rate will be required to be applied to the combined company’s taxable income, which could increase the combined company’s effective tax rate and cash taxes on a prospective basis. In addition, Citadel is also evaluating whether to recognize immediately in earnings the change, if any, in the state deferred tax rate expected to be applied to its existing net taxable temporary differences. The effect, if any, of such adjustment is excluded from the unaudited pro forma combined condensed financial statements.